Exhibit 99.1

Trump Media Announces Release of Truth+ Streaming App for Android Devices
Truth+ app advances rollout of Truth Social streaming platform

SARASOTA, Fla., Oct. 10, 2024 -- Trump Media & Technology Group (Nasdaq: DJT) ("TMTG" or the "Company"), operator of the social media platform Truth Social, announced today that it has successfully launched an app for Android mobile devices to access the Truth+ TV streaming platform.

Now available in the Google Play Store, Truth+ offers TV programming to Android users focusing on news, entertainment, faith-based content, weather, documentaries, children’s content, and more, featuring both linear TV channels and Video on Demand (VOD).

Truth+ enhances the streaming option now available on the Truth Social platform by adding additional content and numerous new features including VOD, live TV rewind with visual thumbnails, catch-up TV for up to seven days, network DVR, and a Spanish language interface option.

To watch streaming on Truth+, Android device users can download the Truth+ app from the Google Play Store and log in with their current Truth Social credentials. Users without a Truth Social account can create one on the Truth+ app.

“We’ve reached another milestone in our goal of creating an uncancellable safe harbor for free speech,” said TMTG CEO Devin Nunes. “Starting from scratch, in a few years we’ve launched both a free-speech social media platform and a TV streaming platform for content that’s at risk of cancellation or cannot find a home due to the biases of TV networks—and we successfully launched our own content delivery network to do it. I look forward to continuing our streaming rollout while expanding the content library available on Truth+.”

TMTG plans to introduce Truth+ native apps for iOS mobile devices and for a wide range of connected TV platforms including Samsung, LG, Apple TV, Android TV and Amazon Fire devices in the near future.

TMTG anticipates that, as the rollout progresses, the Company will continue stress and beta testing the streaming technology while collecting input from users and to announce when testing is finished and the rollout is complete.

TMTG's ultra-fast streaming technology is powered through its custom-designed, multi-site Content Delivery Network (CDN) using the Company’s own servers, routers, and software stack, created with the goal of rendering the service uncancellable by Big Tech.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of TMTG. We have based these forward-looking statements on our current expectations and projections about future events, including the future plans and potential success of the streaming services under the CDN. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.